SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                  HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF

2020 ANNUAL MEETING OF SHAREHOLDERS

and

PROXY STATEMENT

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-4354

www.hennessyadvisors.com

In this proxy statement, the terms “Hennessy Advisors,” the “company,” “we,” “us,” and “our” refer to Hennessy Advisors, Inc.

This proxy statement and the enclosed proxy card are being first sent or made available to shareholders on December 19, 2019.

Dear Hennessy Advisors Shareholder:	December 2019

What a year it has been. Once again, I am reassured by the resiliency of the U.S. financial markets as companies continue to thrive even when challenged with policy changes and political turbulence around the world. Here at home, fiscal 2019 was filled with talk of tariffs, impeachment, and interest rates. Across the globe, there were big changes looming (or not) with the upcoming vote on Brexit and protests in Hong Kong. Right out of the chute, our first fiscal quarter (October 1 to December 31, 2018) started with the Dow Jones Industrial Average experiencing an 11.3% decline in total return, and we have all spent the year watching financial markets characterized by volatility, even as the indices crept higher and higher. In fact, as I sat down and wrote this letter, all three major indices (NASDAQ, S&P 500® Index, and Dow Jones Industrial Average) have reached all-time highs. We have a healthy economy and a fundamentally strong stock market, marked by historically low unemployment, low interest rates, moderate inflation, steady GDP growth, solid corporate earnings, and reasonable stock valuations.

Here in California, after suffering back-to-back years of devastation from wildfires, we watched Notre Dame Cathedral in Paris burn both in disbelief and with a somber familiar empathy. Despite massive damage to the 850 year old landmark, there were thankfully no causalities. There was hope in the destruction as we learned that the building’s iconic rose windows, famous gargoyles, and most priceless relics were spared, and the French Senate passed a bill stipulating that Notre Dame must be rebuilt exactly as it was.

It is an interesting time, not just economically, but culturally as well. We have become surrounded by information technology, as our phones, homes, and cars have all become “smart.” Our skill sets have had to broaden to include texting and Googling. Apps provide a platform for us to get directions, get a ride, or even bring us dinner! I feel like I learn a new word or phrase every day. And I fully admit that, while I am a bit old fashioned, I never envisioned that my good old burger would be replaced with “Beyond Meat” both on my sesame seed bun and as an Initial Public Offering. I keep threatening my kids that if they aren’t careful, I am going to develop a MEME and become an online influencer, as soon as I figure out what either of those things are!

Business Model and Financial Results

Here at Hennessy Advisors, we remain committed to our long-term business model of pursuing strategic acquisitions and growing organically.

In October 2018, we completed the acquisition of assets related to the management of the BP Capital TwinLine Energy Fund and the BP Capital TwinLine MLP Fund. As a result, these funds were reorganized into two newly formed series of Hennessy Funds, the Hennessy BP Energy Fund and the Hennessy BP Midstream Fund. The total cost of the transaction (paid out in two parts, an initial payment at closing, and a second payment on the one-year anniversary) was approximately $2.3 million, and was paid with available cash.

In a year mired in volatility and uncertainty, we were proud to return fully diluted earnings per share of $1.42 for the year, and to strategically use our cash to strengthen our balance sheet position. Throughout fiscal year 2019, we were able to utilize our 2010 stock buyback program, repurchasing 495,947 shares of our common stock at an average price of $9.58 per share for a total cost of $4.8 million. The 2010 stock buyback program continues today, with 867,264 shares available to repurchase as of September 30, 2019.

In August 2019, we were pleased to reward shareholders with a 25% dividend increase, our 14th increase. This year also marks the 14th year that we have paid dividends. Based on the closing price of $11.54 per share on December 2, 2019, the $0.1375 quarterly dividend equates to a 4.8% yield on an annualized basis.

Investment Performance

We strive to provide positive total returns for investors in the Hennessy Funds over market cycles. Seven of the Hennessy Funds achieved positive total returns for the one-year period ended September 30, 2019, and 14 of the 16 Hennessy Funds achieved positive annualized total returns for each of the three-year, five-year, ten-year, and since inception periods ended September 30, 2019.

Over two-thirds of our assets under management were in funds rated 5, 4, or 3 stars by Morningstar, with over half held in 4- or 5-star rated funds, as of September 30, 2019.

Distribution and Marketing

Once again, our financial performance was complemented by investment management and marketing achievements and accolades. The Hennessy Japan Small Cap Fund was named the Lipper Fund Award winner for best-in-category, risk-adjusted performance for the three-year period. This marks the eighth consecutive year that one of the Hennessy Funds has received a prestigious Lipper Fund Award. The Hennessy Funds also received national, best-in-class recognition this year from Fidelity, Schwab, Barron’s, the Wall Street Journal, and Investor’s Business Daily. Our marketing team won five 2019 STAR Awards for excellence in communications, including the best “Overall Advisor Communications” honor among companies with assets under management under $10 billion. This marks the third consecutive year that the firm has been honored with the Overall Communications award. STAR Awards are presented by the Investment Management Education Alliance and are judged by our investment management peers. With this year’s awards, Hennessy has earned a total of 41 STAR awards, winning awards in each of the past 11 years. This year we also launched our social media presence, with multiple weekly posts appearing on both LinkedIn and Twitter.

The Future

Every bull market experiences volatility and pullbacks, and this extended bull market is no different. Since 2010, there have been 16 pullbacks of 5-10%, and six declines of over 10% for the Dow Jones Industrial Average. But what is interesting is not how quickly the declines have taken place, but rather how swiftly the market has regained and surpassed its prior highs.

Many investors and commentators think this bull market is out of steam. But why? On the contrary, I see fundamentals in place for this bull market to continue to run. In my opinion, stocks are trading at reasonable valuations, near long-term averages, with the Dow Jones Industrial Average trading at 16x forward earnings, and the S&P 500® Index trading at 17x forward earnings. At the same time, the U.S. economy is growing at a sustainable pace of 2-3%, corporate profits are up and still growing, and cash continues to build on corporate balance sheets. Further, companies are returning that cash to shareholders through share buybacks and dividends. Share buybacks by S&P 500® companies could hit $1 trillion in 2019, surpassing 2018’s record $800 billion, and dividend payments by S&P 500® companies are estimated to increase 8-9%. Unemployment continues to be at historically low levels, while wages are growing. Interest rates are also at very low levels, which should support equity prices. Overall consumer confidence remains positive.

Finally, as I have been saying for a number of years now, I still see no sign of euphoria in the market, which typically precedes a bear market. I have likened the current bull market to that of 1982-2000, and I continue to believe this comparison holds true. I am confident in the strength of the market today, and believe the economy will continue to grow in the coming year.

Our outlook for long-term organic growth and strategic acquisition opportunities remains positive, and we are committed to pursuing both for the benefit of our shareholders. We will continue our strong marketing, sales, and distribution efforts, and we always strive for exceptional performance. Each and every one of us at Hennessy Advisors is focused on our long-term business strategy, as is our respected Board of Directors. We believe that we can continue to add value for our shareholders, and we thank you for your continued confidence and investment in Hennessy Advisors.

If you have any questions or would like to speak with us directly, please don’t hesitate to call us at (800) 966-4354.

Sincerely,

Neil J. Hennessy

Chairman and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time Tuesday, February 11, 2020 6:30 p.m. PST (business casual recommended)	Place StoneTree Golf Club 9 StoneTree Lane Novato, California 94945	Record Date December 13, 2019

DEAR SHAREHOLDER:

The annual meeting of shareholders will be held for the following purposes:

1.	to elect all director nominees named in the proxy statement;

2.	to approve, by a non-binding advisory vote, the compensation of our executive officers as disclosed in the proxy statement;

3.	to recommend, by a non-binding advisory vote, whether a shareholder vote to approve the compensation of our executive officers should occur every one, two, or three years;

4.	to ratify the selection of Marcum LLP as our independent registered public accounting firm for fiscal year 2020; and

5.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” proposals 1, 2, and 4 and a vote of “THREE YEARS” for proposal 3.

Your vote is important, and we encourage you to vote promptly whether or not you plan to attend the annual meeting. You may vote now via the Internet, by phone, or by mail.

By Order of the Board of Directors,

Teresa M. Nilsen, Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on February 11, 2020. The notice, proxy statement, annual report, and form of proxy are available at www.hennessyadvisors.com/proxy.htm.

Page

VOTING INFORMATION	1

PROPOSAL 1 ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	6

Director Attendance	6

Director Independence	6

Board Committees	7

Leadership Structure	8

Board Role in Risk Oversight	8

Related Party Transactions	9

DIRECTOR COMPENSATION	10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	11

EXECUTIVE OFFICERS	12

COMPENSATION DISCUSSION AND ANALYSIS	12

Compensation Overview	12

Compensation Objectives	12

Say-on-Pay and Say-on-Frequency	13

Process for Determining Compensation of Our Executive Officers	13

Elements of Our Compensation Program	14

EXECUTIVE COMPENSATION	17

Summary Compensation Table for Fiscal Years 2019 and 2018	17

Outstanding Equity Awards at Fiscal Year End 2019	18

Potential Payments upon Termination or Change of Control	18

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	25

PROPOSAL 3 ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION	26

PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27

AUDIT COMMITTEE REPORT	28

ADDITIONAL INFORMATION	29

Deadlines for Submissions of Proxy Proposals, Proposals for Director Nominations or Other Business, and Recommendations for Potential Director Nominees	29

Communications with the Board of Directors	30

Annual Report	30

Multiple Shareholders with the Same Address	30

Cost of Proxy Solicitation	30

Other Matters	31

-i-

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON FEBRUARY 11, 2020

This proxy statement and the enclosed proxy card are being first sent to shareholders of Hennessy Advisors on or about December 19, 2019, in connection with the solicitation by our board of directors of proxies to be used at the 2020 annual meeting of shareholders. The annual meeting will be held on Tuesday, February 11, 2020, at 6:30 p.m., PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945 (business casual recommended).

The board of directors has designated as proxy agents each of Neil J. Hennessy and Teresa M. Nilsen to vote the shares of common stock solicited on its behalf.

VOTING INFORMATION

Each share of our common stock has one vote on each matter to come before the meeting. As of December 13, 2019, we had outstanding and entitled to vote 7,496,486 shares of common stock. Only shareholders of record (which means shares are owned in your name in an account with our transfer agent, Computershare) as of the close of business on December 13, 2019, are entitled to vote at the annual meeting. If you are a beneficial owner of shares of our common stock, meaning your shares are held in street name in an account with a broker, which may include a bank or other nominee acting as custodian on your behalf, you may instruct your broker how to vote your shares.

A quorum is required to hold a valid meeting. Holders of a majority of our outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting. Abstentions and “broker non-votes” (explained below) are counted as present for purposes of determining quorum.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the annual meeting in any of the following three ways.

●

Internet. If you are a shareholder of record, you may vote online by visiting www.Investorvote.com/HNNA and following the instructions on the website. If you are a beneficial owner, the availability and method of online voting will depend on the voting procedures of your broker.

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Phone. If you are a shareholder of record, you may vote by phone by calling the toll-free number found on your proxy card. If you are a beneficial owner, the availability and method of phone voting will depend on the voting procedures of your broker.

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Mail. If you are a shareholder of record, you may vote by mail by filling out the proxy card and returning it in the envelope provided. If you are a beneficial owner, the availability and method of mail voting will depend on the voting procedures of your broker.

You may also vote in person at the annual meeting, although we encourage you to vote your shares now even if you plan to attend the annual meeting. If you are a beneficial owner, you may vote your shares in person at the annual meeting ONLY if you bring a legal proxy to the annual meeting. A legal proxy is a written document that authorizes you to vote your shares held in street name at the annual meeting. Please contact your broker for instructions regarding obtaining a legal proxy, as your broker will not automatically supply one to you.

For shareholders of record, if you choose to vote by internet, phone or mail, then the persons designated as proxy agents will vote your shares at the annual meeting in accordance with your specific voting instructions (unless your proxy is mutilated or otherwise received in such form or at such time as to render it not votable). If you submit a proxy but do not provide specific voting instructions, then the persons designated as proxy agents will vote your shares in the manner recommended by the board on each proposal described in this proxy statement.

For beneficial owners, your broker must vote your shares in accordance with the specific voting instructions your broker receives from you, whether by internet, phone or mail, as permitted by your specific broker. If you do not provide your broker with instructions on how to vote your shares, your broker will have discretionary authority to vote on your behalf on any “routine” proposals.” However, your broker may not vote your shares with respect to “non-routine” proposals unless it receives specific instructions from you. A “broker non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting authority for that particular proposal and has not received specific instructions from the beneficial owner or otherwise does not vote. Proposal 4 – the ratification of the selection of Marcum LLP as the company’s independent registered public accounting firm for fiscal year 2020 – is a routine matter on which brokers have discretionary voting power. Proposals 1, 2, and 3 – the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of shareholder votes on executive compensation – are non-routine matters, and brokers do not have discretionary voting power for these matters. If you are a beneficial owner and do not instruct your broker how to vote with respect to these three non-routine proposals, your broker will not vote with respect to such proposals.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the annual meeting by giving written notice to our corporate secretary, submitting a later-dated proxy, or attending the annual meeting and voting in person. If you are a beneficial owner, then you may change your vote by following the instructions provided by your broker.

Shown below is a list of the matters to be considered at the annual meeting and the vote required for election or approval, as the case may be.

Matter	Required Vote for Election or Approval	Impact of Abstentions or Broker Non-Votes
Proposal 1: Election of directors	Plurality of votes cast	Abstentions and broker non-votes are not counted as votes for or against and will not affect the outcome.

Proposal 2: Advisory vote on executive compensation	Affirmative vote of the majority of the shares represented at the meeting and entitled to vote	Abstentions have the same effect as votes against. Broker non-votes are not counted as votes for or against and will not affect the outcome.

Matter	Required Vote for Election or Approval	Impact of Abstentions or Broker Non-Votes
Proposal 3: Advisory vote on the frequency of shareholder votes on executive compensation	Plurality of votes cast	Abstentions and broker non-votes are not counted as votes for or against and will not affect the outcome.

Proposal 4: Ratification of the selection of the independent registered public accounting firm	Affirmative vote of the majority of the shares represented at the meeting and entitled to vote	Abstentions have the same effect as votes against. We do not expect any broker non-votes because brokers have discretion to vote uninstructed shares on this proposal. In any event, broker non-votes will not affect the outcome.

We encourage you to vote your shares now regardless of whether you plan to attend the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors recommends a vote “FOR” the election of each nominee listed below.

At the annual meeting, nine directors will be elected to serve for one-year terms or until their respective successors are elected and qualified. At the recommendation of the nominating committee, our board of directors has nominated each of our nine current directors to stand for reelection.

Each director nominee is presently available for election and has consented to being named in this proxy statement and to serve as a director if elected. In the unanticipated event that any director nominee becomes unavailable, the persons designated as proxy agents may, in their discretion, vote for a substitute.

The following biographies describe the experience, qualifications, attributes, and skills of the director nominees that led the board and the nominating committee to conclude that he or she should serve as a director. In addition, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Neil J. Hennessy (age 63) has served as chairman of the board and chief executive officer of Hennessy Advisors since 1989 and served as president of Hennessy Advisors from 1989 to January 2018. Mr. Hennessy has also served as chairman of the board, chief investment officer, president, and portfolio manager of Hennessy Funds Trust (the trust for our mutual funds) since 1996. Mr. Hennessy started his financial career in 1979 as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1993 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy earned a bachelor of business administration from the University of San Diego. Mr. Hennessy has amassed considerable business acumen in his career. Since founding the company in 1989, he has successfully navigated the company through many economic cycles. His significant experience in managing the company enables him to provide the board with invaluable knowledge and guidance. Mr. Hennessy is the brother of Dr. Brian A. Hennessy.

Teresa M. Nilsen (age 53) has served as president of Hennessy Advisors since January 2018, as chief operating officer since October 2010, and as a director and secretary since 1989. From 1989 until January 2018, Ms. Nilsen served as executive vice president and chief financial officer of Hennessy Advisors. Ms. Nilsen is also executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry since 1987, and she earned a bachelor of arts in economics from the University of California, Davis. Ms. Nilsen’s qualifications to serve on our board include her significant financial management, operational, and leadership experience gained during her extensive career in the securities industry.

Daniel B. Steadman (age 63) has served as a director and executive vice president of Hennessy Advisors since 2000 and served as the chief compliance officer from 2010 until January 2018. Mr. Steadman is also executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry since 1974, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984, and banking services officer of Wells Fargo Bank from 1974 through 1980. Mr. Steadman’s substantial experience in the financial services industry, as well as his significant experience in managing the strategic development of the company, enables him to provide the board with valuable insights and advice.

Henry Hansel (age 71) has served as a director of Hennessy Advisors since 2001. He has been president of The Hansel Auto Group, which includes nine automobile dealerships, since 1982. Mr. Hansel served as a director of the Bank of Petaluma from its organization in 1987 until it was sold in 2002. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara. Mr. Hansel’s experience with running a large and economically cyclical business provides him with excellent financial statement and operational knowledge. His corporate business experience, combined with his attentive and thorough service as a director over the years, allows him to provide the board with valuable recommendations and ideas.

Brian A. Hennessy (age 66) has served as a director of Hennessy Advisors since 1989 and as a director of our mutual funds from 1996 to 2001. Dr. Hennessy, now retired, was a self-employed dentist for over 20 years. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific. Dr. Hennessy’s qualifications to serve on our board include his considerable experience as a business owner. His many years running his own practice allowed him to navigate many business-related issues, making him a valuable source of knowledge to us. This, combined with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy.

Daniel G. Libarle (age 78) has served as a director of Hennessy Advisors since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. He served as a director and chairman of the board of directors for Bank of Petaluma from its organization in 1987 until it was sold in 2002 and served as a director of Greater Bay Bancorp and was a member of its audit committee from 2003 until its sale to Wells Fargo in October 2007. In January 2008, Mr. Libarle became a director of the Exchange Bank, where he currently serves on the bank’s audit and loan committees. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University. Mr. Libarle is an effective and knowledgeable member of our board of directors and brings with him years of essential business experience. Mr. Libarle employs his decades of experience on various boards and audit committees in the financial services industry to lead and guide our audit committee. He has extensive knowledge in reading and analyzing financial statements, and his role as a business owner also provides him with the operational knowledge to anticipate and mediate business-related issues.

Rodger Offenbach (age 68) has served as a director of Hennessy Advisors since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach was the owner of Ray’s Catering and Marin-Sonoma Picnics from 1973 to 2010. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma. Mr. Offenbach’s long experience as an employer and businessman has honed his understanding of financial statements and the complex issues that confront businesses. This, combined with his diligent and thoughtful service as a director over the years and his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates, enabling him to provide the board with valuable input and oversight.

Susan W. Pomilia (age 53) has served as a director of Hennessy Advisors since 2014. Ms. Pomilia has worked in the mortgage industry for over 30 years. From 1985 to 2007, Ms. Pomilia worked for Residential Mortgage Capital, d/b/a First Security Loan, where she opened branches in Larkspur and Mill Valley. From 2007 to 2017, she worked with RPM Mortgage and grew her business to include branches in Mill Valley, Napa, and Petaluma. Because of her constant pursuit of better products and service, she aligned her team with Supreme Lending in November 2017. Ms. Pomilia’s experience managing dozens of employees and multiple branches provides her with excellent insight and business perception. This, combined with her exceptional service as the president of Cruisin’ with Susan, a non-profit organization, treasurer of NorthBay California Association of Mortgage Professionals, and vice president of Pomilia Financial, Inc., provides her with tremendous understanding of business in general and the financial industry specifically.

Thomas L. Seavey (age 73) has served as a director of Hennessy Advisors since 2001. For the majority of Mr. Seavey’s business career he has been involved in the sales and marketing of athletic and leisure products, as well as working with professional athletes. During the 1980s and 1990s, Mr. Seavey worked for Nike as the vice president of sales, as well as for International Management Group (IMG) as a vice president. During this time, he also formed his own company, Seavey Corp., now ALPS Group, which sells sport and leisure products. Mr. Seavey formally managed ALPS Group for over a decade. He is no longer involved in the day-to-day operations of ALPS Group, but continues as an advisor and president. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University. Mr. Seavey’s experience working for a large corporation, where he led worldwide marketing campaigns, provided him vast knowledge of the business world. His experience has sharpened his financial and operational knowledge, and he brings these assets to our board of directors in a relatable, effective way. This, combined with his diligent and focused service as a director of our company over the years, has provided him with an excellent understanding of the company and the industry in which it operates, making him a valuable resource to our board.

CORPORATE GOVERNANCE

Director Attendance

Our board held four regular meetings and one special meeting during fiscal year 2019. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal year 2019.

Directors are encouraged to attend the annual meetings of shareholders. Eight of the nine directors attended last year’s annual meeting of shareholders.

Director Independence

The board determined that all of our directors are independent under NASDAQ rules, except for Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman, and Brian A. Hennessy. The NASDAQ rules include several objective tests, as well as a subjective test, for determining who is an “independent director.” The subjective test requires that the board affirmatively determine, after reviewing all relevant information, that a director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has not established categorical standards or guidelines to make this subjective determination, but considers all relevant facts and circumstances.

All of our directors, other than Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman, and Brian A. Hennessy, qualified as “independent” under the objective tests. The board then reviewed and discussed additional information provided by the directors and the company with regard to any transactions, relationships, or arrangements that each such director had with the company during the three years prior to the independence determination. Matters reviewed included commercial and charitable transactions, relationships, and arrangements, of which none were deemed by the board to be material. Based on this review, the board made a subjective determination that no relationships exist that impair the independence of such directors.

Board Committees

The board of directors has established an audit committee, a compensation committee, and a nominating committee. Members of these committees are elected annually, generally in the winter. Each committee has a written charter that is approved by the board of directors and reviewed for adequacy on an annual basis. Committee charters are available on our website at www.hennessyadvisors.com.

Audit Committee. The audit committee presently is composed of Daniel G. Libarle (Chair), Henry Hansel, and Thomas L. Seavey, all of whom are considered independent under NASDAQ rules. The audit committee met four times during fiscal year 2019. The principal responsibilities and functions of the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditor, and reviewing the quarterly reviews and annual audit with the auditor.

Our board has determined that Daniel G. Libarle, who has served as Chair of our audit committee since 2001, is an audit committee financial expert, as defined in the rules and regulations of the SEC, and is independent as defined by rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting, and audit committee functions as the founding chairman of the board of Bank of Petaluma from 1985 to 2002, a member of the audit committee of the board of directors of Greater Bay Bancorp from 1999 to 2007, and a director of the Exchange Bank since January 2008, where he continues to serve on the bank’s audit and loan committees.

Compensation Committee. The compensation committee presently is composed of Thomas L. Seavey (Chair), Daniel G. Libarle, Rodger Offenbach, and Susan W. Pomilia, all of whom are considered independent under NASDAQ rules. The compensation committee met three times during fiscal year 2019. This committee has the responsibility of approving the compensation arrangements for our executive officers, including annual equity awards and annual cash bonuses, all of which were approved on August 30, 2019. It also recommends to the board of directors adoption of any compensation plans in which our officers and directors are eligible to participate and makes grants of employee stock options and other stock awards under our incentive plan. Our executive officers do not determine their own compensation. However, the president, after consultation with the company’s other executive officers, recommends to the compensation committee (1) the amount of base salary, cash bonus, company 401(k) contribution, and equity compensation for Ms. Kathryn R. Fahy, our chief financial officer, and Mr. Steadman, our executive vice president, (2) the amount of the chief executive officer’s company 401(k) contribution and equity compensation, and (3) the amount of her own company 401(k) contribution and equity compensation, in each case based on salary surveys and the experience and performance of our executive officers. The compensation committee does not have any arrangements with compensation consultants. As a small company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. The compensation committee is also responsible for reviewing and approving all related party transactions.

Nominating Committee. The nominating committee presently is composed of all directors who are considered independent under NASDAQ rules: Susan W. Pomilia (Chair), Henry Hansel, Daniel G. Libarle, Rodger Offenbach, and Thomas L. Seavey. The nominating committee met once during fiscal year 2019. The principal responsibilities and functions of the nominating committee include making recommendations for director nominees to the full board of directors for the next annual meeting of shareholders.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise sought to complement the existing board composition. However, in making its nominations, the nominating committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting the company, time available for meetings and consultation regarding company matters, and other particular skills and experience possessed by the individual. In considering the diversity of a candidate, the committee considers a variety of factors including, but not limited to, age, gender, and ethnicity. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, although we may in the future retain a third-party search firm if the nominating committee deems it appropriate. Shareholders may recommend a potential director nominee by following the procedures described below in “Deadlines for Submissions of Proxy Proposals, Proposals for Director Nominations or Other Business, and Recommendations for Potential Director Nominees.”

Leadership Structure

Neil J. Hennessy serves as both our chief executive officer and chairman of the board, which the board believes is the most appropriate and effective leadership structure for the board and the company at this time. Mr. Hennessy brings over 30 years of strategic leadership experience and an unparalleled knowledge of the company’s business, operations, and risks to his role as chairman of the board. This depth of knowledge enables Mr. Hennessy to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board, as our board works together to oversee our management and affairs. The board has not appointed a lead independent director.

Board Role in Risk Oversight

The board, together with the audit committee, has oversight for our risk management framework, both investment risk and operational risk, and is responsible for helping to ensure that our risks are managed in a sound manner. In this regard, the directors oversee an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board in setting our business strategy is a key part of the directors’ assessment of management’s appetite for risk and a determination of what constitutes an appropriate level of risk for the company. The board has determined that its risk oversight is appropriate for the company. The board has adopted a Code of Ethics for Hennessy Funds Trust and Hennessy Advisors that applies to our directors and employees, the full text of which is available at www.hennessyadvisors.com. Each director and employee annually confirms in writing that he or she has reviewed and will fully comply with the Code of Ethics.

Related Party Transactions

During fiscal years 2019 and 2018, there have not been any related party transactions of more than $120,000, except as described below.

Joe Fahy, spouse of Kathryn R. Fahy, our chief financial officer, is employed by the company and serves as a vice president and senior compliance officer of our mutual funds. In fiscal year 2019, he earned a total of $107,289 from the company, consisting of a cash bonus and a grant of restricted stock units at a grant date stock price of $9.91 per share. In fiscal year 2018, he earned a total of $127,853 from the company, consisting of a cash bonus and a grant of restricted stock units at a grant date stock price of $13.98 per share. The restricted stock units granted in both fiscal years 2019 and 2018 vest at a rate of 25% per year over four years. In addition, in both fiscal years he received other benefits on the same terms available to all other employees of the company, including eligibility for awards of restricted stock units. For both fiscal years, Mr. Fahy’s salary and certain benefits were paid by our mutual funds, as disclosed in the Statements of Additional Information of Hennessy Funds Trust, dated February 28, 2019, and February 28, 2018. His compensation is commensurate with his peers’ compensation.

Alan J. Hennessy, son of Neil J. Hennessy, is employed by the company and serves as vice president of corporate development and operations of our mutual funds. In fiscal year 2019, he earned a total of $284,217 from the company, consisting of base salary, cash bonus, and a grant of restricted stock units at a grant date stock price of $9.91 per share. In fiscal year 2018, he earned a total of $299,037 from the company, consisting of base salary, cash bonus, and a grant of restricted stock units at a grant date stock price of $13.98 per share. The restricted stock units granted in both fiscal years 2019 and 2018 vest at a rate of 25% per year over four years. In addition, in both fiscal years he received other benefits on the same terms available to all other employees of the company, including eligibility for awards of restricted stock units. His compensation is commensurate with his peers’ compensation.

Daniel P. Hennessy, son of Neil J. Hennessy, was employed by the company and served as vice president and portfolio analyst for our mutual funds until he departed the company in 2019 to pursue other business opportunities. In fiscal year 2018, he earned a total of $166,858 from the company, consisting of base salary, cash bonus, and a grant of restricted stock units at a grant date stock price of $13.98 per share. He also received other benefits on the same terms available to all other employees of the company, including eligibility for awards of restricted stock units and the rate of vesting for such awards. His compensation was commensurate with his peers’ compensation.

DIRECTOR COMPENSATION

The following table sets forth compensation received by each non-management director in fiscal year 2019. Non-management directors received $13,500 per board meeting and $1,500 per committee meeting, and committee chairs received $2,000 per committee meeting. In addition, the compensation committee determines the amount of restricted stock units, if any, to award to each non-management director on an annual basis.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Henry Hansel	$69,000	$52,028	$121,028

Brian A. Hennessy	$61,500	$52,028	$113,528

Daniel G. Libarle	$74,000	$52,028	$126,028

Rodger Offenbach	$66,000	$52,028	$118,028

Susan W. Pomilia	$66,500	$52,028	$118,528

Thomas L. Seavey	$73,000	$52,028	$125,028

(1)

The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 – Stock Compensation. Stock awards are grants of restricted stock units with an exercise price of zero. The units vest at a rate of 25% per year on the first four anniversaries of the grant date. Restricted stock units do not earn dividends or dividend equivalents. The value of restricted stock units granted is calculated as the number of units granted times the fair market value of our common stock on the date of grant, which was $9.91 on the date of grant of August 30, 2019. Each director held 13,125 non-vested restricted stock units as of September 30, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information relating to the beneficial ownership as of November 30, 2019, of (1) each person known to us to be the beneficial owner of more than 5% of our common stock, (2) each director, (3) each executive officer named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. The mailing address for all individuals listed in the following table is c/o Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Name	Number of Shares Owned	Percent of Class	Additional Information

Neil J. Hennessy	2,230,159	29.7%	Includes (a) 2,199,785 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, and (b) 25,312 shares held solely by his spouse.

Teresa M. Nilsen	116,192	1.6%	Includes (a) 103,389 shares held jointly with her spouse, over which Ms. Nilsen has shared voting and dispositive power, (b) 11,285 shares held by Ms. Nilsen and by her spouse as custodian for their children, over which Ms. Nilsen has shared voting and dispositive power, and (c) 1,518 shares held solely by her spouse.

Name	Number of Shares Owned	Percent of Class	Additional Information

Daniel B. Steadman	33,383	*	Includes (a) 31,633 shares held jointly with his spouse, over which Mr. Steadman has shared voting and dispositive power, and (b) 250 shares held solely by his child.

Henry Hansel	175,200	2.3%	None.

Brian A. Hennessy	291,851	3.9%	Includes (a) 265,541 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, and (b) 12,655 shares held solely by his spouse.

Daniel G. Libarle	82,684	1.1%	Includes 82,684 shares held jointly with his spouse, over which Mr. Libarle has shared voting and dispositive power.

Rodger Offenbach	118,335	1.6%	Includes (a) 103,063 shares held jointly with his spouse, over which Mr. Offenbach has shared voting and dispositive power, and (b) 6,370 shares held solely by his spouse.

Susan W. Pomilia	91,782	1.2%	Includes (a) 26,437 shares held jointly with her spouse, over which Ms. Pomilia has shared voting and dispositive power, and (b) 65,344 shares held solely by her spouse.

Thomas L. Seavey	51,104	*	None.

Kathryn R. Fahy	23,263	*	Includes 9,548 shares held solely by her spouse.

All directors and executive officers (10 individuals)	3,213,951	42.8%	None.

*	Less than one percent of our common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors, and 10% shareholders to file reports of holdings of, and transactions in, our common stock with the SEC. Based solely upon a review of copies of such reports and representations from these reporting persons, we believe all required reports were filed on a timely basis during fiscal year 2019.

EXECUTIVE OFFICERS

Our executive officers are listed below.

Neil J. Hennessy	Chief Executive Officer and Chairman of the Board of Directors

Teresa M. Nilsen	President, Chief Operating Officer, and Secretary

Kathryn R. Fahy	Chief Financial Officer and Senior Vice President

Daniel B. Steadman	Executive Vice President

Biographical information for Ms. Kathryn R. Fahy is set forth below, and biographical information for our other executive officers may be found under the heading “Election of Directors.”

Kathryn R. Fahy (age 39) has served as the chief financial officer and as a senior vice president of Hennessy Advisors since January 2018. From January 2006 until January 2018, Ms. Fahy served as the controller of Hennessy Advisors, and from March 2015 until January 2018, she also served as director of finance of Hennessy Advisors. She is also vice president, assistant secretary, and assistant treasurer of our mutual funds. Ms. Fahy began her career in accounting in 2002. Before joining the company in 2006, she worked as a public accountant for Deloitte & Touche, and as a senior internal auditor for Knight Ridder, Inc. Ms. Fahy holds a bachelor of arts in international economics with a minor in accounting from the University of California, Los Angeles, and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The goal of our compensation program is the same as our broader company-wide goal: to create long-term value for our shareholders. In an effort to achieve this goal, we have designed and implemented our compensation program to (1) encourage our executive officers to remain with us for long and productive careers and (2) align the interests of our executive officers with the interests of our shareholders. We believe that most of our compensation elements simultaneously fulfill both of these objectives. The principal elements of our compensation program are salary, bonus, equity awards, company 401(k) contributions, severance payments, and payments in the event of a change of control.

Compensation Objectives

Retention. Given our small number of high-level executives, all of our executive officers are essential to our success. Our executive officers are experienced in the mutual fund industry and are presented with other professional opportunities in the industry from time to time, including opportunities at potentially higher compensation levels. We believe it is critical to our success that turnover among our executive officers remains low and that our executive officers remain driven to achieve their individual and company-wide goals. Key elements of our compensation program that are designed to maximize executive officer retention include:

●	equity awards that vest over a four-year period;

●	competitive base salaries;

●	company 401(k) contributions; and

●	severance or change of control agreements.

Alignment. We seek to align the interests of our executive officers with the interests of our shareholders. Key elements of our compensation program that are designed to do so include:

●	cash bonuses based on individual and company-wide performance; and

●

equity awards, which link a significant portion of compensation to shareholder value because the total value of those awards corresponds to stock price appreciation, and which provide an added incentive for our executive officers to focus on long-term performance and profitability.

Say-on-Pay and Say-on-Frequency

A shareholder advisory vote relating to the compensation of our executive officers will occur at this 2020 annual meeting of shareholders, and our board of directors unanimously is recommending that shareholders vote in favor of the advisory resolution approving the compensation of the company’s executive officers. Our most recent say-on-pay vote occurred at the 2017 annual meeting of shareholders. At that annual meeting, shareholders indicated strong support of our executive compensation programs, with approximately 95% of votes cast approving the compensation of our executive officers by a non-binding advisory vote. In light of this strong support, which we believe demonstrated our shareholders’ satisfaction with the alignment of our executive officers’ compensation with the company’s performance, the compensation committee maintained substantially the same compensation approach for fiscal years 2017 through 2019.

A shareholder advisory vote relating to the frequency of say-on-pay votes also will occur at this 2020 annual meeting of shareholders, and our board of directors unanimously is recommending that we hold a say-on-pay vote every three years. The previous say-on-frequency vote occurred at the 2014 annual meeting of shareholders, with a majority of the votes cast in favor of having a say-on-pay vote every three years, and we expect to conduct the next say-on-frequency vote at the 2026 annual meeting of shareholders.

Process for Determining Compensation of Our Executive Officers

The compensation committee is responsible for establishing and administering our policies governing the compensation of executive officers. Our chief executive officer and president each receive a salary and a formulaic quarterly cash bonus pursuant to their respective employment agreements. Our president then recommends to the compensation committee, after consultation with the company’s other executive officers, the amount of base salary, cash bonus, company 401(k) contributions, and equity compensation for Ms. Fahy and Mr. Steadman and the amount of the chief executive officer’s company 401(k) contribution and equity compensation, as well as the amount of her own company 401(k) contribution and equity compensation. The president’s recommendations are based on her experience, the performance of our executive officers, and third-party salary survey data from McLagan. McLagan has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by position across multiple companies without specifically identifying information for a particular company. We compare our executive positions to what we determine to be positions of similar scope and complexity. We believe this comparative data is useful and appropriate in establishing competitive compensation levels for our executive officers.

The compensation committee does not have any arrangements with compensation consultants. In recognition of the fact that we are a smaller company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. With respect to each area against which our executive officers are evaluated, the compensation committee reviews company performance and each executive officer’s performance during the year against targeted performance and then evaluates whether individual and company-wide objectives set during the prior year’s review were achieved. Specific factors affecting compensation decisions for executive officers include, but are not limited to, the following:

●	key financial measurements, such as annual net income and year-end cash balance;

●	compliance with loan covenants;

●	compliance with applicable regulatory requirements;

●	maintaining and improving the marketing and sales programs for our mutual funds;

●	the ability to lead and effectively manage the company’s employees, multiple offices, and several sub-advisors;

●	preparing and effectively executing short- and long-term strategic plans for the company; and

●

providing administrative services, shareholder services, and investment advisory services to the Hennessy Funds family of mutual funds (currently 16 funds) and their parent company, Hennessy Funds Trust.

Elements of Our Compensation Program

Base Salaries. Base salaries are used to provide a fixed amount of compensation for an executive officer’s regular work. According to the most recent McLagan salary survey, the base salaries for our executive officers are in the bottom half of financial services companies participating in the survey. Base salaries for executive officers are reviewed annually and may be adjusted from time to time by the compensation committee.

Bonuses. Mr. Hennessy and Ms. Nilsen each receive a quarterly incentive-based bonus (a “Quarterly Bonus”) pursuant to employment agreements we entered into with them. Each Quarterly Bonus is calculated based on the company’s pre-tax profits for each fiscal quarter, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America, except that pre-tax profit is computed without regard to (1) bonuses payable to employees (including related payroll tax expenses) for the fiscal year, (2) depreciation expense, (3) amortization expense, (4) compensation expense related to restricted stock units (or other stock-based compensation expense), and (5) asset impairment charges (such amount, “Adjusted Quarterly Pre-Tax Profit”). Since January 1, 2018, Mr. Hennessy has received a Quarterly Bonus in the amount of 6.5% of Adjusted Quarterly Pre-Tax Profit. Prior to such time, he received a Quarterly Bonus in the amount of 10.0% of Adjusted Quarterly Pre-Tax Profit. Since January 1, 2018, Ms. Nilsen has received a Quarterly Bonus of 3.5% of Adjusted Quarterly Pre-Tax Profit. With respect to any fiscal quarter in which they earn Quarterly Bonuses, Mr. Hennessy and Ms. Nilsen receive 50% of their respective Quarterly Bonuses within 75 days following the end of such fiscal quarter and the remaining 50% is held in a reserve account. If there is a quarterly pre-tax loss (computed in the same manner as pre-tax profit) during any fiscal quarter during the same fiscal year with respect to which Quarterly Bonuses are paid, the reserve accounts are reduced by an amount equal to such pre-tax loss multiplied by the same percentage amount used to determine Mr. Hennessy’s and Ms. Nilsen’s Quarterly Bonuses, respectively. If there is a positive balance in the reserve accounts at the end of the fiscal year, the amount in each of their reserve accounts is paid to Mr. Hennessy and Ms. Nilsen within 75 days following the end of such fiscal year. If there is a negative balance in the reserve accounts at the end of the fiscal year, the negative reserve amounts are canceled and are not carried forward into the next fiscal year. More information regarding Mr. Hennessy’s and Ms. Nilsen’s employment agreements are described below under “Potential Payments upon Termination or Change of Control.”

Bonuses for Mr. Steadman and Ms. Fahy are paid out of a general bonus pool for all employees. Prior to the effective date of Ms. Nilsen’s employment agreement and eligibility for Quarterly Bonuses, Ms. Nilsen’s bonuses were also paid out of the general bonus pool. The total bonus pool is set as a percentage of pre-tax profits and therefore fluctuates based on the company’s overall performance. Our executive officers determine the percentage amount to be accrued in the bonus pool each year and review that percentage amount quarterly based on the current performance of the company. Bonuses paid out of the bonus pool are based approximately 40% on individual performance and approximately 60% on company-wide performance, as discussed in compensation reviews. Each year, our executive officers set company-wide objectives that are then presented to the board. Individual performance objectives are based on customer focus, teamwork, ethics, work product and quality, and attitude. For fiscal year 2019, company-wide objectives included building cash, maintaining profitability, remaining compliant with our bank loan covenants, maintaining our compliance program, improving and expanding our distribution, marketing, and sales program, managing our relationships with our sub-advisors and satellite offices, and pursuing strategic business opportunities. Because the bonus accrual is based on a percentage of pre-tax profits, bonuses automatically are aligned with our performance.

Equity Awards. We believe that the use of equity awards helps us to maintain a strong association between the compensation of our executive officers and the long-term interests of our shareholders. Furthermore, we believe that restricted stock units are the most effective equity compensation tool for a company of our size because restricted stock units can provide the same value to executive officers as stock options, but with less dilution to earnings per share. All of our restricted stock unit awards vest over a four-year period, which we believe provide added incentive to our executive officers to focus on long-term performance and profitability and encourage executive retention. Following its annual performance review of our executive officers, the compensation committee determines the amount of restricted stock units, if any, to award to our executive officers and sets the aggregate amount of restricted stock units, if any, to be awarded to employees on a subjective basis based on our budget limitations for future years and the number of shares available for issuance under the company’s Amended and Restated 2013 Omnibus Incentive Plan.

Company 401(k) Contributions. We use 401(k) contributions as a means of compensating and retaining our executive officers while also instilling in them the idea that retirement planning is essential. The company 401(k) contribution is optional from year to year and is awarded to our executive officers on the same basis that it is awarded to all employees. It is not based on performance or goal achievement. The percentage level of the contribution is subjective and is determined by our executive officers annually for all employees and, with respect to the executive officers, is also approved by the compensation committee.

Severance or Change of Control Agreements. Mr. Hennessy’s and Ms. Nilsen’s employment agreements provide for certain payments upon the occurrence of specified events, including termination of employment or the failure by the company to have an acquiror of all or substantially all of the company’s assets assume Mr. Hennessy’s or Ms. Nilsen’s employment agreement, respectively. We believe that the rights to these payments provide job security for Mr. Hennessy and Ms. Nilsen and allow them to focus on the performance of our company.

We have also entered into bonus agreements with Ms. Nilsen and Mr. Steadman that provide for payments in the event of a change of control. The change of control payments are intended to allow Ms. Nilsen and Mr. Steadman to focus on their performance and to ensure a smooth transition in the event of a change of control. Ms. Nilsen and Mr. Steadman would be paid with or without termination in the event of a change of control in order to allow them to stay focused on our best interests and interests of our shareholders in the event a change of control is anticipated or occurs. In the case of Ms. Nilsen, in no event would Ms. Nilsen receive a bonus pursuant to both her employment agreement and bonus agreement upon a change of control; instead, she would receive the higher of the two payments.

In addition, the restricted stock unit award agreements between the company and each executive officer provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

More information regarding these agreements is included below under “Potential Payments upon Termination or Change of Control.”

Nonqualified Deferred Compensation Benefits. We do not offer a nonqualified deferred compensation plan to any of our employees.

Pension Benefits. We do not sponsor any pension plans.

Other Compensation. Benefits and perquisites provided to our executive officers are generally the same as those offered to all employees. We pay for a car allowance, premiums on life insurance, and premiums on disability insurance for Neil J. Hennessy pursuant to the terms of his employment agreement. We also pay for fitness club memberships for Ms. Nilsen and Ms. Fahy.

Tax Treatment. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits our income tax deduction for compensation paid in any taxable year to our executive officers that exceeds $1,000,000. The compensation committee considers the impact of Section 162(m) when determining base salary, cash bonuses, equity awards, and other compensation for our executive officers, but tax deductibility is only one of several factors considered by the compensation committee in the design and implementation of our compensation program. Therefore, the compensation committee may approve compensation that exceeds $1,000,000 in order to ensure competitive compensation levels and structures for our executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2019 and 2018

The following table summarizes the total compensation of our executive officers for the past two fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (4)	Total
Neil J. Hennessy	2019	$350,000	$156,083	$1,453,636	(2)	$89,899	$2,049,618
CEO	2018	$350,000	$220,185	$2,417,521	(3)	$92,948	$3,080,654
Teresa M. Nilsen	2019	$325,000	$156,083	$782,726	(2)	$24,336	$1,288,145
President, COO, and Secretary	2018	$325,000	$220,185	$1,252,618	(3)	$23,066	$1,820,869
Kathryn R. Fahy (5)	2019	$225,000	$99,100	$235,000		$17,586	$576,686
CFO and Senior Vice President
Daniel B. Steadman	2019	$250,000	$74,325	$175,000		$19,248	$518,573
Executive Vice President	2018	$250,000	$139,800	$250,000		$21,971	$661,771

(1)

The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 – Stock Compensation. Stock awards are grants of restricted stock units with an exercise price of zero. The units vest at a rate of 25% per year on the first four anniversaries of the grant date. Restricted stock units do not earn dividends or dividend equivalents. The value of restricted stock units for a particular fiscal year is calculated as the number of units granted during such fiscal year times the fair market value of our common stock on the date of grant. The fair market value of our common stock was $9.91 on the date of grant for fiscal year 2019 (August 30, 2019) and $13.98 on the date of grant for fiscal year 2018 (September 12, 2018).

(2)

For fiscal year 2019, Mr. Hennessy and Ms. Nilsen each received an incentive-based bonus in the amount of 6.5% and 3.5%, respectively, of our Adjusted Quarterly Pre-Tax Profit. The Adjusted Quarterly Pre-Tax Profit for fiscal year 2019 was calculated as income before tax of $15,274,000 plus bonuses of $4,491,000 (Mr. Hennessy’s and Ms. Nilsen’s bonus accruals and the bonus accrual for other employees), payroll tax accruals of $84,000, depreciation and amortization expense of $331,000, and compensation expense related to restricted stock units of $2,184,000, for a total pre-tax profit of $22,364,000. A discussion of the terms of Mr. Hennessy’s and Ms. Nilsen’s employment agreements begins on page 18.

(3)

For the first quarter of fiscal year 2018, Mr. Hennessy received an incentive-based bonus in the amount of 10% of our Adjusted Quarterly Pre-Tax Profit. Beginning with the second quarter of fiscal year 2018, Mr. Hennessy’s incentive-based bonus was adjusted to 6.5% of our Adjusted Quarterly Pre-Tax Profit. Beginning with the second quarter of fiscal year 2018, Ms. Nilsen received an incentive-based bonus in the amount of 3.5% of our Adjusted Quarterly Pre-Tax Profit.

(4)

All other compensation for fiscal year 2019 for Mr. Hennessy includes premiums on life insurance ($52,473), disability insurance, a car allowance, a charitable contribution made on his behalf, miscellaneous expenses related to required travel by his spouse, and a profit-sharing contribution to his 401(k) plan. All other compensation for fiscal year 2019 for each of Ms. Nilsen, Ms. Fahy, and Mr. Steadman includes a fitness club membership (for Ms. Nilsen and Ms. Fahy only), a charitable contribution made on his or her behalf, miscellaneous expenses related to required travel by his or her spouse, and a profit-sharing contribution to his or her 401(k) plan.

(5)	Compensation information for Ms. Fahy is only included for fiscal year 2019 because she was not a named executive officer for fiscal year 2018.

Outstanding Equity Awards at Fiscal Year End 2019

The following table sets forth the outstanding equity awards held by our executive officers on September 30, 2019.

		Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Neil J. Hennessy	9/21/2016	2,625.0	$28,376
	9/30/2017	7,875.0	$85,129
	9/12/2018	11,812.5	$127,693
	8/30/2019	15,750.0	$170,258
Teresa M. Nilsen	9/21/2016	2,625.0	$28,376
	9/30/2017	7,875.0	$85,129
	9/12/2018	11,812.5	$127,693
	8/30/2019	15,750.0	$170,258
Kathryn R. Fahy	9/21/2016	700.0	$7,567
	9/18/2017	2,100.0	$22,701
	9/12/2018	5,250.0	$56,753
	8/30/2019	10,000.0	$108,100
Daniel B. Steadman	9/21/2016	2,625.0	$28,376
	9/30/2017	7,875.0	$85,129
	9/12/2018	7,500.0	$81,075
	8/30/2019	7,500.0	$81,075

(1)

Stock awards are grants of restricted stock units with an exercise price of zero. The units vest at a rate of 25% per year on the first four anniversaries of the grant date. Restricted stock units do not earn dividends or dividend equivalents. The market value of restricted stock units that have not vested is calculated as the number of unvested units times the fair market value of $10.81 per share on September 30, 2019. The actual value realized by the executive officer will depend on the market value of our common stock on the date the awards vest.

Potential Payments upon Termination or Change of Control

Under the terms of the restricted stock unit award agreements between the company and each executive officer, the employment agreements with Mr. Hennessy and Ms. Nilsen, and the bonus agreements with Ms. Nilsen and Mr. Steadman, our executive officers are entitled to certain compensation in the event of a termination of employment or a change of control of the company. The material terms of each such agreement are discussed below.

Neil J. Hennessy

Employment Agreement

We have had an employment agreement with Mr. Hennessy since the time of our initial public offering, and such employment agreement has been amended and amended and restated several times. Most recently, we amended and restated Mr. Hennessy’s employment agreement as of February 22, 2019, to provide for Mr. Hennessy’s continued service through January 26, 2023, with automatic one-year renewals unless either party gives written notice to the other at least 60 days prior to the expiration of the then-current term.

Under the terms of his employment agreement, Mr. Hennessy is entitled to (1) an annual base salary of $350,000, which amount may be increased in the board’s sole discretion at the start of each calendar year, (2) Quarterly Bonuses of 6.5% of Adjusted Quarterly Pre-Tax Profit, and (3) participate in our benefit plans. In the event that (A) Mr. Hennessy’s employment is terminated by the company without cause or (B) Mr. Hennessy terminates his employment with the company for good reason, Mr. Hennessy is entitled to receive severance payable in 24 equal monthly installments (except to the extent payment is required to be delayed pursuant to Section 409A of the Code) equal to the sum of (i) (A) one year’s full base salary and an average annual bonus for the three most recent fiscal years prior to the termination of employment multiplied by (B) two and (ii) a pro-rated Quarterly Bonus for the quarter in which the termination occurs. In addition, under the foregoing circumstances, Mr. Hennessy is also entitled to receive payment of any previously earned and deferred Quarterly Bonus in the reserve account following the end of the fiscal year in which his employment terminates. In the event Mr. Hennessy is terminated for cause or terminates his employment with the company without good reason, no severance will be payable.

If the employment agreement terminates as a result of death or disability, Mr. Hennessy is entitled to all bonuses earned or accrued as of the date of his termination. Furthermore, in the case of disability, Mr. Hennessy is also entitled to continue receiving his base salary and benefits for three months or until the date he begins receiving benefits under a disability plan or policy, whichever is soonest.

In the event of a sale, transfer, or other disposition of all or substantially all of our assets or business, whether by merger, consolidation, or otherwise, we may assign the employment agreement and its rights, provided that the successor assumes all of our obligations under the employment agreement.

If any payment or benefit under the employment agreement and any other agreement, plan or arrangement would constitute an excess parachute payment under Section 280G of the Code, then Mr. Hennessy will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Mr. Hennessy.

The employment agreement defines the terms listed below as follows:

●	Cause would exist if Mr. Hennessy:

●

is convicted of, or enters a plea of nolo contendere to, a felony (other than a traffic related offense) under any state, federal, or local law or any felony involving the company, where conviction includes any final disposition of the charge that does not result in the charges being completely dismissed or Mr. Hennessy’s being completely acquitted;

●

materially breaches (1) the employment agreement or (2) the company’s policies and procedures, which breach is not cured, if capable of being cured, after written notice within 30 days of the date notice of such breach is received by Mr. Hennessy; or

●	engages in willful or gross misconduct or willful or gross negligence in performing his duties, or fraud, misappropriation, or embezzlement.

●	Good reason means:

●	the assignment to Mr. Hennessy of duties materially inconsistent with his position, authority, duties, or responsibilities as of the date of the employment agreement; or

●	any action or omission that results in a material diminution of the position, authority, duties, or responsibilities of Mr. Hennessy as of the date of the employment agreement;

●	a material reduction in Mr. Hennessy’s annual base salary (other than a reduction that applies generally to the Company’s senior management);

●

the relocation, without Mr. Hennessy’s prior written consent, of his principal place of employment to a location more than 50 miles away (measured in the shortest driving distance) from his principal place of employment on the date of the employment agreement;

●	the failure by the Company to have an acquirer of all or substantially all of the Company’s assets assume Mr. Hennessy’s employment agreement;

provided, in any case, that Mr. Hennessy (1) provides notice to the company of the existence of the condition constituting good reason within 90 days of its initial existence and (2) allows the company 30 days to remedy the condition.

●

Disability means a physical or mental disability or infirmity that prevents Mr. Hennessy from performing substantially the duties assigned to him (based upon such competent medical evidence as shall be presented to the company by any physician or group of physicians or other competent medical experts employed by the company) for a continuous period of more than 180 days.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each executive officer provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, defines the terms listed below as follows:

●

Disability, with respect to restricted stock unit awards, is defined to mean, except as otherwise determined by the compensation committee and set forth in an award agreement, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, as determined by the compensation committee.

●

Retirement means, except as otherwise determined by the compensation committee and set forth in an award agreement, termination of employment with the company and its affiliates (for other than cause) on a date the participant is then eligible to receive immediate early or normal retirement benefits under the provisions of any of the company’s or its affiliate’s defined benefit pension plans, or if the participant is not covered under any such plan, on or after attainment of age 55 and completion of 10 years of continuous service with the company and its affiliates or on or after attainment of age 65 and completion of five years of continuous service with the company and its affiliates, where “cause” means (1) if the participant is subject to an employment agreement with the company or an affiliate that contains a definition of “cause”, such definition, or (2) otherwise, except as otherwise determined by the compensation committee and set forth in an award agreement, any of the following as determined by the compensation committee: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the company or an affiliate, or the company’s or an affiliate’s code of ethics, as then in effect; (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the company or an affiliate; (C) commission of an act of dishonesty or disloyalty involving the company or an affiliate; (D) violation of any federal, state or local law in connection with the participant’s employment or service; or (E) breach of any fiduciary duty to the company or an affiliate.

●	A change of control is the occurrence of one or more of the following events:

●

an acquisition, in any one transaction or series of transactions, after which any individual, entity or group has beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, but excluding an acquisition (1) by us or any of our employee benefit plans (or related trusts), (2) by Neil J. Hennessy or any affiliate, or (3) by any corporation which, following the acquisition, is beneficially owned, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the company immediately prior to such acquisition; or

●

50% or more of the members of our board of directors (1) are not continuing directors, or (2) are nominated or elected by the same beneficial owner or are elected or appointed in connection with an acquisition of the company; or

●

the (1) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, with respect to which the beneficial owners of the company immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the then outstanding shares of common stock and voting securities of the corporation resulting from the transaction, (2) consummation of the sale or other disposition of all or substantially all of the assets of the company or (3) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Teresa M. Nilsen

Employment Agreement

On January 26, 2018, we entered into an employment agreement with Ms. Nilsen in connection with her appointment as president of the Company. The agreement provides for Ms. Nilsen’s continued service through January 26, 2023, with automatic one-year renewals unless either party gives written notice to the other at least 60 days prior to the expiration of the then-current term.

Under the terms of her employment agreement, Ms. Nilsen is entitled to (1) an annual base salary of $325,000, which amount may be increased in the board’s sole discretion at the start of each calendar year, (2) Quarterly Bonuses of 3.5% of Adjusted Quarterly Pre-Tax Profit, and (3) participate in our benefit plans. In the event that (A) Ms. Nilsen’s employment is terminated by the company without cause or (B) Ms. Nilsen terminates her employment with the company for good reason, Ms. Nilsen is entitled to receive severance payable in 24 equal monthly installments (except to the extent payment is required to be delayed pursuant to Section 409A of the Code) equal to the sum of (i) (A) one year’s full base salary and an average annual bonus for the three most recent fiscal years prior to the termination of employment multiplied by (B) two and (ii) a pro-rated Quarterly Bonus for the quarter in which the termination occurs. In addition, under the foregoing circumstances, Ms. Nilsen is also entitled to receive payment of any previously earned and deferred Quarterly Bonus in the reserve account following the end of the fiscal year in which her employment terminates. In the event Ms. Nilsen is terminated without cause or resigns with good reason in connection with a change of control, Ms. Nilsen’s severance payment pursuant to the employment agreement will be reduced by the amount of any cash portion of the benefits paid to Ms. Nilsen upon such change of control pursuant to the bonus agreement described below or any amendment, restatement, or replacement thereof. In the event Ms. Nilsen is terminated for cause or terminates her employment with the company without good reason, no severance will be payable.

If the employment agreement terminates as a result of death or disability, Ms. Nilsen is entitled to all bonuses earned or accrued as of the date of her termination. Furthermore, in the case of disability, Ms. Nilsen is also entitled to continue receiving her base salary and benefits for three months or until the date she begins receiving benefits under a disability plan or policy, whichever is soonest.

In the event of a sale, transfer, or other disposition of all or substantially all of our assets or business, whether by merger, consolidation, or otherwise, we may assign the employment agreement and its rights, provided that the successor assumes all of our obligations under the employment agreement.

If any payment or benefit under the employment agreement and any other agreement, plan or arrangement would constitute an excess parachute payment under Section 280G of the Code, then Ms. Nilsen will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Ms. Nilsen.

The employment agreement defines “cause” and “good reason” the same as in Mr. Hennessy’s employment agreement, which is described above under the description of payments to Mr. Hennessy.

Bonus Agreement

We also have a bonus agreement with Ms. Nilsen that provides for a one-time cash bonus within 15 days of a change of control of the company equal to the greater of the following:

    (1) $1,000,000; or

    (2) the sum of (A) 150% of the total base salary (before deductions) paid to Ms. Nilsen for the most recent fiscal year ended prior to the change of control, (B) 150% of the prior year’s bonus, and (C) a pro rata portion of the prior year’s bonus, provided at least such amount has been accrued by us as a bonus for Ms. Nilsen in the fiscal year during which the change of control occurs.

If the bonus payable upon a change of control, together with any other payments or benefits received or to be received by Ms. Nilsen from the company or any successor thereto in the change of control transaction, would constitute an excess parachute payment under Section 280G of the Code, then Ms. Nilsen will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Ms. Nilsen.

A change of control is defined in the bonus agreement the same as in the restricted stock award agreements, which is described above under the description of payments to Mr. Hennessy.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each executive officer provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The definitions of change of control, disability, and retirement in the Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, are described above under the description of payments to Mr. Hennessy.

Kathryn R. Fahy

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each executive officer provide that all restricted stock units held by the executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The definitions of change of control, disability, and retirement in the Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, are described above under the description of payments to Mr. Hennessy.

Daniel B. Steadman

Bonus Agreement

We have a bonus agreement with Mr. Steadman that provides for a one-time cash bonus within 15 days of a change of control of the company equal to the greater of the following:

    (1) $500,000; or

    (2) the sum of (A) 100% of the total base salary (before deductions) paid to Mr. Steadman for the most recent fiscal year ended prior to the change of control, (B) 100% of the prior year’s bonus, and (C) a pro rata portion of the prior year’s bonus, provided at least such amount has been accrued by us as a bonus for Mr. Steadman in the fiscal year during which the change of control occurs.

If the bonus payable upon a change of control, together with any other payments or benefits received or to be received by Mr. Steadman from the company or any successor thereto in the change of control transaction, would constitute an excess parachute payment under Section 280G of the Code, then Mr. Steadman will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Mr. Steadman.

A change of control is defined in the bonus agreement the same as in the restricted stock award agreements, which is described above under the description of payments to Mr. Hennessy.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each executive officer provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The definitions of change of control, disability, and retirement in the Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, are described above under the description of payments to Mr. Hennessy.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The board recommends a vote “FOR” the advisory resolution approving the compensation of the company’s executive officers as described in this proxy statement.

Our board of directors is committed to and recognizes the importance of responsible executive compensation practices. As discussed above, we have designed our executive compensation program to attract, motivate, reward, and retain senior management as required to achieve our corporate objectives and to increase long-term shareholder value.

As required by Section 14A of the Exchange Act, we are asking our shareholders to indicate their approval of the compensation of our executive officers, as disclosed in this proxy statement. This advisory vote is non-binding and is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers. Because this is an advisory vote, the results will not be binding on our board of directors or the company. However, our board of directors and the compensation committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers as it considers appropriate. As discussed in Proposal 3 below, our board of directors is recommending that our shareholders have the opportunity to vote on the compensation of our executive officers every three years, which would mean that we would conduct the next advisory vote at the 2023 annual meeting of shareholders. The following resolution is submitted for a shareholder vote at the 2020 annual meeting of shareholders:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the company’s executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the company’s proxy statement for the 2020 annual meeting of shareholders.

To assist shareholders in this non-binding advisory vote, below is a brief summary that describes the key fundamental aspects of our executive compensation program. In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our executive officers presented above.

As previously discussed, we believe our executive compensation program is designed to retain our executive officers and align their interests with those of our shareholders by rewarding performance. The following are key factors relating to our executive compensation program:

●	In 2019, over 70% of the compensation paid to our executive officers was in the form of cash incentive and equity incentive awards.

●	Our equity awards vest over a four-year period and encourage both retention and a focus on creating shareholder value over the long-term.

●

Mr. Hennessy’s and Ms. Nilsen’s cash bonuses are directly related to our performance because their cash bonuses are equal to 6.5% and 3.5%, respectively, of our pre-tax profits for each fiscal quarter.

●

The cash bonuses for our other executive officers are directly related to our performance because the cash bonuses are paid from a general bonus pool, the size of which is directly related to our level of pre-tax profits.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF

SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

The board recommends that an advisory vote on the compensation of the company’s executive officers be held every “THREE” years.

In accordance with Section 14A of the Exchange Act and Rule 14a-21(b), we are asking our shareholders to indicate whether future advisory votes to approve the compensation of our executive officers should be held every year, every two years, or every three years.

Our board of directors has determined that our shareholders should have the opportunity to vote on the compensation of our executive officers every three years. Our board of directors believes that giving our shareholders the right to cast an advisory vote on the compensation of our executive officers every three years will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation program in the context of our long-term business results for the corresponding period while avoiding overemphasis on short-term variations in compensation and business results.

By voting on this proposal, shareholders are not approving or disapproving of the recommendation made by our board of directors, but rather are indicating whether they prefer the advisory vote on executive officer compensation to be held every year, every two years, or every three years. Shareholders may also abstain from voting.

Because this is an advisory vote, the results will not be binding on our board of directors or the company, and our board of directors may decide that it is in the best interests of the shareholders and the company to hold an advisory vote on executive officer compensation more or less frequently than the option selected by our shareholders.

We will provide our shareholders with the opportunity to vote on the frequency of shareholder votes on executive officer compensation at our annual meetings at least once every six years. We expect to conduct the next advisory vote on the frequency of shareholder votes on executive compensation at the 2026 annual meeting of shareholders.

PROPOSAL 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board recommends a vote “FOR” the ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors for fiscal year 2020.

The audit committee has selected Marcum LLP to audit the company’s financial statements for fiscal year 2020 and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Marcum LLP, the audit committee will reconsider the selection.

Representatives of Marcum LLP are expected to be present at the 2020 annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees billed by Marcum LLP to the company for the past two fiscal years.

	Fiscal Year
	2019	2018
Audit Fees	$179,272	$207,443
Audit-Related Fees (1)	-	6,500
Tax Fees	-	-
All Other Fees	-	-

Total	$179,272	$213,943

(1)	Audit-related fees are for SEC compliance reviews of Forms 8-K and Form S-3.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the Sarbanes-Oxley Act of 2002. Pursuant to the audit committee charter and applicable law, the audit committee preapproves all auditing services and permitted non-audit services to be performed for the company by Marcum LLP, subject to de minimus exceptions permitted by applicable law. The audit committee may also preapprove audit and permitted non-audit services pursuant to preapproval policies and procedures established by the audit committee as long as such policies and procedures are detailed as to the particular service and do not include delegation of the audit committee’s responsibilities to management. In accordance with this policy, the audit committee preapproved all services provided by the company’s independent accounting firm for fiscal year 2019.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). It is the audit committee’s responsibility to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the audited financial statements for fiscal year 2019. The audit committee also discussed with the independent accountants the matters required by Auditing Standard No. 1301. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited financial statements of Hennessy Advisors, Inc. in its annual report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC.

Daniel G. Libarle, Chair

Henry Hansel

Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

ADDITIONAL INFORMATION

Deadlines for Submissions of Proxy Proposals, Proposals for Director Nominations or Other Business, and Recommendations for Potential Director Nominees

Proposals to Be Considered for Inclusion in the Company’s Proxy Materials (Rule 14a-8)

SEC regulations permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act. Any such shareholder proposals for the 2021 annual meeting of shareholders must be received at our principal executive offices no later than August 21, 2020 (which is 120 calendar days prior to the anniversary of the date we released this proxy statement to our shareholders).

Proposals for Director Nominations or Other Business

Apart from shareholder proposals pursuant to Rule 14a-8 under the Exchange Act, our bylaws require that any shareholder who intends to propose a director nomination or propose other business at an annual meeting must give advance written notice that contains certain required information to our corporate secretary.

We must receive the required written notice at our principal executive offices no later than 90 days, and no earlier than 120 days, before the first anniversary of the previous year’s annual meeting. Accordingly, for the 2021 annual meeting of shareholders, written notice must be received by the corporate secretary between the close of business on October 14, 2020, and the close of business on November 13, 2020. However, as provided in the bylaws, different deadlines apply if the 2021 annual meeting of shareholders is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the 2020 annual meeting of shareholders.

Such notices must comply with the procedural and content requirements of the bylaws. We will not entertain any proposals of director nominations or other business at the 2021 annual meeting of shareholders that do not meet the requirements set forth in our bylaws. Further, if the shareholder making the proposal does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the persons designated as proxy agents will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

A copy of our bylaws specifying the advance notice requirements for proposing director nominations or other business has been filed with the SEC and is available at www.sec.gov.

Recommendations for Potential Director Nominees

The nominating committee considers recommendations for potential director nominees from many sources, including members of the board, advisors, and shareholders. The nominating committee uses the same process to evaluate director nominees recommended by shareholders as it does to evaluate director nominees identified by other sources. In order to be a valid submission for recommendation to the nominating committee for a potential director nominee for the 2021 annual meeting of shareholders, the form of recommendation must be addressed to the nominating committee, be received at our principal executive offices no later than August 21, 2020 (which is 120 calendar days prior to the anniversary of the date on which we released this proxy statement to our shareholders), and include all of the same information that our bylaws require for any director nominations proposed to be presented at the annual meeting.

Address for Submissions

Any submission described above must be made in writing to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, CA 94945. In each case, the mailing envelope should contain a clear notation indicating that the enclosed letter is a “Proxy Proposal (Rule 14a-8),” “Notice of Nomination of Director or Other Business,” or “Shareholder Recommendation for Director.”

Communications with the Board of Directors

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors. Commercial advertisements or other forms of solicitation will not be forwarded.

Annual Report

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2019, accompanies this proxy statement. The Form 10-K is posted on our website at www.hennessyadvisors.com. We will provide a copy of the Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting. We will provide a copy of the exhibits without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting who submits a written request for it. Requests for copies of the Form 10-K or exhibits should be addressed to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Multiple Shareholders with the Same Address

Pursuant to the rules of the Exchange Act, services that deliver our communications to shareholders that hold their stock through a broker may deliver a single copy of our annual report on Form 10-K and proxy statement to multiple shareholders who share the same address unless one or more of such shareholders have provided contrary instructions. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. You may revoke your consent to future householding mailings or may enroll in householding by contacting your broker. If you would like to receive a separate copy of this proxy statement and our annual report on Form 10-K for the fiscal year ended September 30, 2019, please submit a written request to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945 or call 1-800-966-4354, and we will promptly deliver them to you.

Cost of Proxy Solicitation

We will bear the cost of soliciting proxies. We may reimburse brokers and other persons holding stock in their names for their expenses for sending proxy material to beneficial owners and obtaining their proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise.

Other Matters

The board of directors does not know of any other matters to come before the annual meeting. However, if any other matters properly come before the annual meeting, the persons designated as proxy agents intend to vote in accordance with their best judgment on such matters. If any other matter should come before the annual meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

PLEASE SPECIFY YOUR CHOICES AND DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE IS APPRECIATED.

By Order of the Board of Directors,

Teresa M. Nilsen, Secretary

December 19, 2019

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:00 p.m., Pacific Time, on February 10, 2020.
Online Go to www.investorvote.com/HNNA or scan the QR code – login details are located in the shaded bar below.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, and for every 3 YEARS on Proposal 3.	+

1. Elect all director nominees named in the proxy statement

01 - Neil J. Hennessy	02 - Teresa M. Nilsen	03 - Daniel B. Steadman
04 - Henry Hansel	05 - Brian A. Hennessy	06 - Daniel G. Libarle
07 - Rodger Offenbach	08 - Susan W. Pomilia	09 - Thomas L. Seavey

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		3 Years	2 Years	1 Year	Abstain
2. Approve, by a non-binding advisory vote, the compensation of our executive officers as disclosed in the proxy statement	☐	☐	☐	3. Recommend, by a non-binding advisory vote, whether a shareholder vote to approve the compensation of our executive officers should occur every one, two, or three years	☐	☐	☐	☐
4. Ratify the selection of Marcum LLP as our independent registered public accounting firm for fiscal year 2020	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the 2020 Meeting of Shareholders. The Proxy Statement and the 2019 Annual Report to Shareholders are available at: www.hennessyadvisors.com/proxy.htm.

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2020 Annual Meeting of Shareholders - February 11, 2020

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2020 Annual Meeting of Shareholders of the company to be held February 11, 2020, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 4, AND FOR EVERY “THREE YEARS” ON PROPOSAL 3. WE RECOMMEND A VOTE “FOR” THE DIRECTORS, “FOR” PROPOSALS 2 AND 4, AND FOR EVERY “THREE YEARS” ON PROPOSAL 3.

(Continued and to be marked, dated, and signed on the other side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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